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                                                                   Exhibit 99.11



September 18, 2000

Smith Barney Fundamental Value Fund Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

We have acted as counsel to Smith Barney Fundamental Value Fund Inc., a Maryland corporation (the "Acquiring Fund"), in connection with the proposed acquisition by the Acquiring Fund, of all of the assets and stated liabilities of the Smith Barney Natural Resources Fund (the "Acquired Fund"), a series of Smith Barney Sector Series Inc., a Maryland corporation ("Sector Series"), in exchange for voting shares of the corresponding classes of common stock of the Acquiring Fund (the "Shares"), pursuant to an Agreement and Plan of Reorganization between Sector Series, on behalf of the Acquired Fund, and the Acquiring Fund (the "Plan").

We have examined the Acquiring Fund's Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), the Acquiring Fund's Charter and Bylaws, each as amended, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan constitutes the legal, valid and binding obligation of each of Sector Series and the Acquired Fund, enforceable against each of Sector Series and the Acquired Fund in accordance with its terms.

We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including the State of Maryland) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:

       (a) The Acquiring Fund is duly organized and is validly existing as a corporation under the laws of the State of Maryland;

       (b) The Shares of the Acquiring Fund to be issued as contemplated in the Plan have been duly authorized, and, subject to the receipt by the Acquiring Fund of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable Shares of the Acquiring Fund under the laws of the State of Maryland.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the registration or qualification of the Acquiring Fund or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to the Acquiring Fund, is solely for the benefit of the Acquiring Fund and its Directors and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,

/s/ Willkie Farr & Gallagher